EXHIBIT 10.19


                                  EXHIBIT 10.19

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into this 10th day of November, 1997, by and between PROXYMED, INC. ("Company") and JAMES PICKERING residing at 85 Ocean Avenue, Amityville, New York, 11701 ("Employee").

         WHEREAS, upon the terms and subject to the conditions of this Agreement, the Company desires to employ the Employee and the Employee is willing to accept employment by the Company.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter and other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged, the Company and the Employee agree as follows:

1. TERM. The term of this Agreement shall commence sixty (60) days from the date of Employee's termination of his employment with his current employer, or as soon as possible beforehand if Employee is able, (the "Effective Date") and shall continue for three (3) years (hereafter the "Term"), and shall be automatically extended from year to year thereafter unless (i) terminated by the Company by delivery of not less than) sixty (60) days written notice to Employee prior to the end of the initial Term or any extension thereof, in which case the employment of Employee shall terminate on the date specified for termination in such notice, or (ii) terminated by Employee by delivery of not less than sixty
(60)days written notice to the Company, in which case the employment of Employee shall terminate on the date which is sixty (60) days following the date notice is received by the Company, or sooner if the Company so elects.

2. POSITION; DUTIES; LOYALTY.

         (a) POSITION. Employee will be employed as Executive Vice President-Operations and Chief Operating Officer by the Company and shall render exclusive service to the Company as an employee pursuant to the terms, provisions and conditions hereinafter set forth.

         (b) DUTIES. Employee shall be employed by the Company on a full-time exclusive basis. Employee shall perform the duties and have the authority and responsibilities customarily accompanying responsibility for the Company's operations and as directed by the Chief Executive Officer of the Company.

         (c) LOYALTY. Employee shall devote the full time required for his position and shall give his best efforts to the business of the Company and to the performance of the duties and obligations described in this Agreement. Employee shall not, directly or indirectly, alone, or as a partner, officer, director or shareholder of any other institution, be engaged in or continue or assume any other corporate affiliations without the prior written consent of the Company.

3. COMPENSATION AND EXPENSES.

         (a) SALARY. In consideration for the services rendered by the Employee under this Agreement, the Company shall pay the Employee for the first year a monthly base salary of $14,583.33; for the second year $16,666.67 per month, and for the third year $18,750 per month (the "Base Salary") in accordance with the Company's customary payroll practices, plus a $500 per month car allowance, subject to federal and state taxes, if any.


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         (b) ADDITIONAL COMPENSATION. As a further incentive and inducement to the Employee to accept employment by the Company and to devote his best efforts to the business and affairs of the Company, the Employee shall be entitled to a annual performance bonus opportunity not to exceed $50,000 in the Employee's first year of employment and not to exceed $75,000 in the Employee's second year of employment, and not to exceed $100,000 in the Employee's third year of employment, each year based on performance criteria and such other terms and conditions agreed to between Employee and the Company, and subject to approval of the Board of Directors or the Compensation Committee of the Company and payable within five (5) business days thereafter.

         (c) OPTIONS. As a further incentive to become an employee of the Company, Employee will receive a stock-option agreement for a ten (10) year term to purchase up to 100,000 shares of the Company's common stock at its fair market value defined as mean of the closing price at which common stock is reported to have traded on the NASDAQ System at the close of business on the date Employee first reports for work at the Company's corporate offices. The options will vest over a three (3) year period as follows: 17,000 on the 90th day and 17,000 on the first anniversary of Employee's employment; 33,000 on the second anniversary of Employee's employment, and 33,000 on the day before the third anniversary of Employee's employment. The option will be as granted as non-qualified option and as new hire unregistered shares and the stock option agreement will contain a "change of control" provision similar to that contained in the Company's 1997 Stock Option Plan which provides that upon a "change of control", as defined, any unvested options shall immediately vest.

         (d) RELOCATION AND BUSINESS EXPENSES. Company will reimburse Employee for his reasonable and necessary air travel and lodging expenses to and from New Jersey and Fort Lauderdale through July, 1998. Further, the Company will pay Employee all reasonable, necessary and actual costs for Employee's relocation, including actual moving expenses, travel expenses for Employee and Employee's spouse to look for housing, broker's commission on the sale of Employee's house, closing cost, including attorney's fees and points and associated costs, as well as grossing up any such expenses taxable to Employee. However, Employee agrees that in no event shall Company be obligated to pay Employee for all relocation costs, including any gross up, more than $40,000.

                  All relocation and business expenses shall be submitted to the Company for its approval. The Company shall promptly pay or reimburse the Employee for all reasonable business expenses actually incurred or paid by the Employee in the performance of his services hereunder in accordance with the policies and procedures of the Company for the reimbursement of business expenses for its senior level executives, provided that the Employee properly accounts therefor in accordance with the Company's policy.

         (e) TAX WITHHOLDING. The Company shall have the right to deduct or withhold from the compensation due Employee hereunder any and all sums required for Federal income and social security taxes and all state or local taxes now applicable or that may be enacted and become applicable in the future.

4. BENEFITS.

         (a) VACATION. Employee shall be entitled to three weeks of vacation with pay in the first year of his employment, and thereafter. Vacation not taken during a calendar year does not accrue unless approved in writing by the Company. Employee shall not be entitled to receive any additional compensation from the Company on account of his failure to take a vacation.


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         (b) PARTICIPATION IN BENEFIT PLANS. Employee shall be entitled to participate in whatever benefit plans, including health insurance, that are extended to all executives of the Company, on the same terms that such benefits are so extended. Employee shall be entitled to family health insurance coverage beginning 90 days from the commencement of employment from the Company's insurance carrier (currently Humana HMO). If Employee elects the Humana PPO option, any additional premium will be payable by Employee. The Company agrees to reimburse Employee for actual expenses of COBRA coverage from Employee's prior employer for the first ninety (90) days of employment, but not to exceed the cost of the Company's HMO coverage. The Company shall not be obligated to maintain any special or additional plans for Employee's benefit. Employee shall also be entitled to participate in benefit plans extended to other senior executives of the Company.

5. TERMINATION.

         (a) TERMINATION WITHOUT CAUSE; DEATH; DISABILITY. In the event of Employee's Disability (as defined herein), this Agreement may be terminated at the election of the Company. Upon termination for death or Disability, Employee or his/her beneficiary or estate or legal representative shall be entitled to receive the amounts payable under Section 5(c). For purposes of this Agreement, "Disability" is defined to mean the inability of Employee due to illness or physical or mental infirmity (as determined by a physician selected by Employee and acceptable to the Company) to perform his duties hereunder on a full-time basis for six (6) consecutive months with reasonable accommodation by the Company. Employee shall, upon request of the Company, furnish information and assistance to the Company, and, in addition, upon reasonable request of the Company's Board of Directors or its designees, shall make himself available to undertake reasonable assignments consistent with the dignity, importance and scope of his position and his physical and mental health.

         (b) TERMINATION FOR CAUSE. The Company may terminate Employee's employment hereunder for "cause". For purposes of this Agreement, the term "cause" shall be limited to (i) a final conviction of a felony or of any misdemeanor involving fraud or misrepresentation; (ii) any material misrepresentation or omission made in his resume or application of employment ;;
(iii) Employee's gross negligence or willful misconduct which is materially injurious to the Company; (iv) excessive use of alcohol or substance abuse materially interfering with the performance of Employee's duties and the continuance thereof after written warning; (v) any material breach by Employee of the Company's policies or of the covenants contained in Section 6 of this Agreement regarding confidentiality. If at any time the Company shall determine that Employee has engaged in one or more activities constituting "cause" for termination hereunder, Employee's employment shall be terminated for cause. effective upon notice thereof, unless the nature of the "for cause" is curable, then Employee shall be given written notice stating the reasons thereof and an opportunity to cure within thirty (30) days. Company shall pay Employee his full Base Salary through the date of termination at the then current rate (including any applicable bonus and accrued vacation pay), and all stock options, if any, which have become vested and exercisable on or before the date of termination, with such options remaining exercisable for such period of time specified as in Employee's Option Agreement(s). Company shall then have no further obligations to Employee.

         (c) PAYMENT UPON TERMINATION WITHOUT CAUSE. In the event of termination without cause, Employee shall be given sixty (60) days prior written notice. Employee shall execute a full and complete release of any and all claims against the Company in a form satisfactory to the Company, in which event Employee (or his estate) shall be entitled to severance pay of (i) an amount equal to Employee's Base Salary on the date of termination for six (6) months commencing on the date of termination payable in accordance with the Company's customary


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payroll practices, plus (ii) a pro rata portion of any bonus compensation which would have been paid to Employee under any mutually agreed upon bonus plan against which Employee had met the targeted goals as of the date of termination,
(iii) the continuation of all benefits (including, without limitation, all insurance plans) forsix (6) months after termination, plus (iv) any remaining unvested options shall vest. An expiration of this Agreement pursuant to Section 1 above shall not be deemed to be a termination without cause under this Section.

         (d) ACCELERATION. If the Company defaults in the payment of any amounts owed hereunder to Employee following written notice by Employee and fails to cure such default within ten days from the date of such notice, Employee shall be entitled to accelerate the entire amount due hereunder. The Company shall have the opportunity to cure a monetary default one time after which time, if another default occurs, Employee shall be entitled to accelerate the entire amount due hereunder upon written notice by Employee without affording the Company an opportunity to cure.

         (e) RETURN OF COMPANY PROPERTY. Upon notice of termination by the Company or resignation by Employee, Employee shall immediately return to the Company all property of the Company in Employee's possession, including Confidential Information (as defined below). Employee acknowledges that the Company may withhold any compensation and benefits owed to Employee hereunder until all such property is returned.

         (f) MITIGATION If Employee becomes entitled to compensation pursuant to
Section 5(c) above and if Employee accepts a position and commences work with a new employer during the period Employee is receiving compensation from the Company, then the amount of any compensation paid, payable or deferred from any such employment shall be reported to the Company and, on a bimonthly basis during the period of any overlap in compensation, any cash amount paid, payable or deferred shall be credited against cash amounts otherwise payable by the Company to Employee under Sections 5(c) above. Other than as provided in this
Section 5 (f), Employee shall have no duty to mitigate the amount of any payment provided for in this Agreement.

6. COVENANTS OF EMPLOYEE.

         (a) Employee agrees that during the Term and for one (1) year following a termination of employment, he will not, directly or indirectly, engage, assist or participate in, whether as a director, officer, executive, agent, manager, consultant to vendors/sellers (but may consult to end users/purchasers), partner, owner or independent contractor or other participant, in a of business which is the same as the Company or any of its subsidiaries are engaged in as of the termination of this Agreement without the written consent of the Company. Employee and Company agree that this clause is to protect the interests of the Company while at the same time allowing the Employee to pursue gainful employment with any other company Employee so chooses, so long as such Employee does not, within the relevant time period herein, engage in a business that directly or indirectly competes in a business engaged in by the Company or any of its subsidiaries as of the date Employee terminates his employment with Company; PROVIDED HOWEVER, that so long as Employee's termination has not been due to his death or Disability, then, in the event that upon the exercise by Employee of all his vested options, if any, he does not realize at least $200,000 in pretax gain, then Company shall have ten (10) business days after written notice and verification thereof from Employee to, in Company's sole discretion, either pay Employee the difference in value between $200,000 and the lesser amount realized and continue to require Employee's continued compliance with this Section 6(a), or release Employee from this Section 6(a). Nothing herein shall be construed or interpreted as releasing Employee from the obligations contained in Sections 6(b) and 6(c).

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Nothing contained herein shall prevent Employee from acquiring less than 1% of any class of securities of any company that competes with the Company that has any of its securities listed on a national securities exchange or traded in the over-the-counter market, provided Employee remains a passive investor.

         (b) Employee agrees that during the Term and for one (1) year after the termination of employment, he will not, directly or indirectly, without the prior written consent of the Company, induce or solicit any person employed or hereafter employed by the Company or any of its subsidiaries to leave the employ of the Company or any of its subsidiaries or solicit, recruit, hire or attempt to solicit, recruit or hire any person employed by the Company. Further, Employee agrees that for a period of one year after the termination of this Agreement, he will not, directly or indirectly, without the prior written consent of the Company, solicit, divert away, take away, or attempt to take away any customer of the Company who was a customer which Employee had, alone or in conjunction with others, served, solicited or had existing contracts with during his employment with the Company. Regarding the latter sentence, Company and Employee agree that Employee may contact and do business with those customers, however during the relevant time period, he may not solicit or sell them any product or service in the lines of business that were the same as then being offered by the Company or any of its subsidiaries as of the termination of employee's employment.

         (c) Employee agrees and acknowledges the he will disclose promptly to the Company every discovery, improvement and invention made, conceived or developed by Employee during the entire period of employment (whether or not during working hours) which discoveries, improvements, or inventions are capable of use in any way in connection with the business of Company. To the fullest extent permitted by law, all such discoveries, inventions and improvements will be deemed works made for hire. Employee grants and agrees to convey to Company or its nominee the entire right, title and interest, domestic and foreign, which he may have in such discoveries, improvements or inventions, or a lesser interest therein, at the option of Company. Employee further agrees to promptly, upon request, sign all applications for patents, copyrights, assignments and other appropriate documents, and to perform all acts and to do all things necessary and appropriate to carry out the intent of this section, whether on not I am still an employee of the Company at the time of such requests.

         (d) Employee agrees and acknowledges that the Confidential Information of the Company and its subsidiaries (as hereinafter defined) is valuable, special and unique to its business, that such business depends on such Confidential Information, and that the Company wishes to protect such Confidential Information by keeping it confidential for the use and benefit of the Company. Based on the foregoing, Employee agrees to undertake the following obligations with respect to such Confidential Information.

                  (i) Employee agrees to keep any and all Confidential Information in trust for the use and benefit of the Company.

                  (ii) Employee agrees that, except as required by Employee's duties or authorized in writing by the Company and its subsidiaries, he will not at any time during and for a period of five (5) years after the termination of his employment with the Company and its subsidiaries, disclose, directly or indirectly, any Confidential Information of the Company or any of its subsidiaries. except as maybe required by applicable law or court order, in which case Employee shall promptly notify Company so as to allow it to seek a protective order if it so elects.

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                  (iii) Employee agrees to take all reasonable steps necessary, or reasonably requested by the Company or its subsidiaries, to ensure that all Confidential Information of the Company is kept confidential for the use and benefit of the Company and its subsidiaries; and

                  (iv) Employee agrees that, upon termination of his employment by the Company or any of its subsidiaries or at any other time the Company may in writing so request, he will promptly deliver to the Company all materials constituting Confidential Information (including all copies thereof) that are in the possession of or under the control of Employee. Employee further agrees that, if requested by the Company to return any Confidential Information pursuant to this Subsection (iv), he will not make or retain any copy or extract from such materials.

                           For the purposes of this Section 6(c), Confidential
Information means any and all information developed by or for the Company or any of its subsidiaries of which Employee gained knowledge by reason of his employment by the Company or any of its subsidiaries prior to the date hereof or during his employment that is not generally known in any industry or readily discernible from other public sources in which the Company or its subsidiaries is or may become engaged, but does not apply to information which is generally known to the public or the trade, unless such knowledge results from an unauthorized disclosure by Employee. Confidential Information includes, but is not limited to, any and all information developed by or for the Company concerning plans, marketing and sales methods, materials, processes, business forms, procedures, devices used by the Company, its subsidiaries, suppliers and customers with which the Company had dealt with prior to Employee's termination of employment with the Company and its subsidiaries, plans for development of new products, services and expansion into new areas or markets, internal operations, and any trade secrets, proprietary information of any type owned by the Company and its subsidiaries, together with all written, graphic and other materials relating to all or any part of the same. The Company will receive all materials, including, software programs, source code, object code, specifications, documents, abstracts, and summaries developed in connection with Employee's employment. Employee acknowledges that the programs and documentation developed in connection with Employee's employment with the Company shall be the exclusive property of the Company, and that the Company shall retain all right, title and interest in such materials, including without limitation patent and copyright interests. Nothing herein shall be construed as a license from the Company to make, use, sell or copy any inventions, ideas, trade secrets, trademarks, copyrightable works, or other intellectual property of the Company during the term of this Agreement or subsequent to its termination.

         (f) Employee confirms that he is not bound by the terms of any agreement with any previous employer or other party which restricts in any way his use or disclosure of information or his engagement in any business, except as Employee disclosed in a separate schedule A attached to this Agreement prior to Company's and Employee's execution of this Agreement. Further, Employee represents that he has delivered to the Company prior to executing this Agreement true and complete copies of any agreements disclosed on such attached schedule A. Employee represents to the Company that his execution of this Agreement, employment with the Company, and the performance of his proposed duties for the Company will not violate any obligations Employee may have to any such previous employer or other party. In any work for the Company, Employee will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party. Company is relying on Employee's representations and ability to contribute significantly to the success of the Company. In the event Employee is restricted in any such manner and unable to render such

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services or there is any litigation which the Company deems material arising out of Employee's prior employment or dealings to which the Company may become a party. Company hereby agrees, upon written request of Employee, to defend, indemnify and/or hold Employee harmless from any damages or costs therefrom of any kind or nature, including reasonable attorney fees; provided, however, that in such event the Company may terminate Employee without cause and Employee will be also entitled to the payments set out in Section 5(c), and 6 (a) if applicable, except in the case where Employee has materially breach the obligations set forth in the third sentence of this Section 6(f), then the Company may terminate the Employee for cause pursuant to Section 5(b) hereof.

                  Notwithstanding the aforementioned, in the event Employee's prior employer commences such legal action and/or proceeding against Employee, within nine (9) months from the date of execution of this Agreement and as a result of same, should Company exercise its right pursuant to Section 6(f) to terminate Employee without cause, Employee's combined compensation, pursuant to Sections 5(c) and 6(a) shall not exceed Two Hundred Twenty Thousand Dollars ($220,000) in the aggregate.

         (g) INJUNCTIVE RELIEF.

                  (i) Employee acknowledges and agrees that the covenants and obligations contained in this Section 6 relate to special, unique and extraordinary matters and that a violation of any of the terms of this Section will cause the Company irreparable injury for which adequate remedies at law are not available. Therefore, Employee agrees that the Company shall be entitled (without having to post a bond or other surety if not required by law) to an injunction, restraining order, or other equitable relief from any court of competent jurisdiction, restraining the Employee from committing any violation of the covenants and obligations set forth in this Section 6.

                  (ii) The Company's rights and remedies under this Section are cumulative and are in addition to any other rights and remedies the Company may have pursuant to the specific provisions of this Agreement and at law or in equity.

7. MISCELLANEOUS.

         (a) ATTORNEY'S FEES. In the event a proceeding is brought to enforce or interpret any part of this Agreement or the rights or obligations of any party to this Agreement, each party shall pay its own fees and expenses, including reasonable attorney fees.

         (b) SUCCESSORS AND ASSIGNS. This Agreement and the benefits hereunder are personal to the Company and are not assignable or transferable by the Employee without the written consent of the Company. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Company and the Employee and the Employee's heirs and legal representatives, and the Company's successors and assigns.

         (c) GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of Florida, without regard to the application of principles of conflict of laws.

         (d) NOTICES. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the parties to this Agreement addressed to the Company at its then principal office, as notified to Employee,

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or to the Employee at his address specified on page 1 of this Agreement, or to either party hereto at such other address or addresses as he or it may from time to time specify for such purposes in a notice similarly given. All notices and communications shall be deemed to have been received on the date of delivery.

         (e) MODIFICATION; WAIVER. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by a duly authorized officer of the Company and is agreed to in a writing signed by the Employee and such officer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         (f) COMPLETE UNDERSTANDING. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

         (g) HEADINGS. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

         (h) VALIDITY. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         (i) SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and if any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

         (j) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         (k) ARBITRATION. Except for disputes relating to Section 7 of this Agreement, any and all disputes or controversies that shall arise under or in connection with this Agreement or in any other way related to Employee's employment by the Company, including termination of employment, shall be submitted to a panel of three arbitrators under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The parties hereby acknowledge that the FEDERAL ARBITRATION ACT takes precedence over any state arbitration statutes, rules and regulations. Each of the arbitrators shall be qualified and experienced in employment related matters with at least one arbitrator being a licensed attorney. The arbitrators must base their determination solely on the terms and conditions of this Agreement and the law in the State of Florida. The arbitrators shall have the authority to award any remedies that a court may order or grant, except that they will have no authority to award punitive damages or any other damages not measured by the prevailing party's actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement. Arbitration shall be held either in Broward County or Dade County, Florida, and the parties hereby agree to accept service of process at the address above written and in the personal jurisdiction and venue as set out herein. Both

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parties expressly covenant and agree to be bound by the decision of the arbitrators as the final determination of the matter in dispute. Judgment upon the award rendered by the arbitrators may be entered into any court having jurisdiction thereof.

         (l) INDEMNIFICATION. In accordance with the Company's Articles and Bylaws, the Company agrees to defend, indemnify and hold harmless the Employee ("Indemnified Party") for acts in his capacity as Employee to the fullest extent permitted by Florida corporate law at the present time (or as such right of indemnity may be increased in the future) including in particular and without limitation with respect to the execution and delivery of this Agreement or Employee's accepting employment with the Company. The Company agrees to reimburse the Indemnified Party in advance for any costs of defending any action or investigation (including reasonable attorneys' fees and expenses) regarding Employee's performance of his duties under this Agreement, subject to an undertaking from the Indemnified Party to repay the Company if the Indemnified Party is determined not to be entitled to such indemnity by a court of competent jurisdiction; provided that, the Company shall first have the opportunity to defend Employee so long as counsel hired by the Company does not have a conflict with representation of both the Company and the Employee and Employee approves of such counsel. Notwithstanding the foregoing, the Company shall not be required to advance expenses for the defense of Employee for any causes of action that relate to activities of Employee that the Company in good faith determines are outside of the scope of the duties required of Employee under this Agreement and not related to the execution and delivery of this Agreement or Employee's accepting employment with the Company, including without limitation, for causes of action such as sexual harassment, torts, etc.

         (m) Sections 5(a), (c) (d) (e) and (f); 6 and 7 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

COMPANY:

PROXYMED, INC.,                                               EMPLOYEE:
a Florida corporation

By: /S/HAROLD S. BLUE                                         /S/JAMES PICKERING
   ------------------                                         ------------------
   Harold S. Blue, Chairman and C.E.O.                        JAMES PICKERING